UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2022

Aclaris Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37581	46-0571712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

640 Lee Road, Suite 200

Wayne, PA 19087

(Address of principal executive offices, including zip code)

(484) 324-7933

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $0.00001 par value	ACRS	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Transition of Neal Walker from Chief Executive Officer to Chair of the Board of Directors

On November 18, 2022, Dr. Walker notified Aclaris Therapeutics, Inc. (the “Company”) that he will resign from his position as Chief Executive Officer of the Company, effective December 31, 2022. Dr. Walker’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On November 21, 2022, the Company’s Board of Directors (the “Board”) appointed Dr. Walker as the Chair of the Board, effective January 1, 2023. Christopher Molineaux will assume the role of Lead Independent Director on January 1, 2023.  Dr. Walker currently serves as a member of the Board and Mr. Molineaux currently serves as the Chair of the Board.

In connection with Dr. Walker’s transition, on November 22, 2022, the Company and Dr. Walker entered into a letter agreement (the “Walker Transition Agreement”) containing the following benefits: (a) continued vesting of all of Dr. Walker’s outstanding option awards through December 31, 2024 and restricted stock unit awards through December 31, 2023, subject to Dr. Walker’s continued service on the Board; and (b) as set forth in Dr. Walker’s employment agreement, Dr. Walker will remain eligible for an annual bonus for his services in 2022 and be paid for all accrued salary and accrued, unused vacation as of December 31, 2022, less applicable deductions. Dr. Walker will also be eligible to receive annual equity awards pursuant to the Company’s non-employee director compensation policy beginning in 2024.

The foregoing description of the Walker Transition Agreement is not complete and is qualified in its entirety by reference to the Walker Transition Agreement, which the Company intends to file as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

Retirement of Frank Ruffo as Chief Financial Officer and Corporate Secretary

On November 21, 2022, Mr. Ruffo notified the Company that he will retire from his positions as Chief Financial Officer and Corporate Secretary of the Company, effective December 31, 2022. Mr. Ruffo intends to continue with the Company in a consultant role through March 2, 2023. Mr. Ruffo’s retirement was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(c)(d)(e)

Appointment of Douglas Manion as Chief Executive Officer and Director

On November 21, 2022, the Board appointed Douglas Manion, age 62, M.D., FRCP (C), as the Company’s Chief Executive Officer effective January 1, 2023, in addition to his role as President which he has held since August 2022. The Board also appointed Dr. Manion to the Board to serve as a Class I director to hold office until the 2025 annual meeting of stockholders and until his successor is duly elected and qualified, or his earlier death, resignation or removal, effective January 1, 2023. Biographical information about Dr. Manion is contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2022 and is incorporated herein by reference.

There is no arrangement or understanding between Dr. Manion and any other person pursuant to which he was selected as an officer or director of the Company, and there is no family relationship between Dr. Manion and any of the Company’s directors or other executive officers. There are no related party transactions between Dr. Manion and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Dr. Manion has previously entered into the Company’s standard form of indemnification agreement.

Appointment of Kevin Balthaser as Chief Financial Officer

On November 21, 2022, the Board appointed Kevin Balthaser as the Company’s Chief Financial Officer, effective as of January 1, 2023. Mr. Balthaser will also begin serving as the Company’s principal financial officer and principal accounting officer as of January 1, 2023.

Mr. Balthaser, age 35, has served in various roles at the Company of increasing responsibility since 2017, most recently as Vice President, Finance from January 2022 to present. Prior to joining the Company, Mr. Balthaser held various positions within the accounting and finance department at Lannett Company, Inc., a publicly traded generic pharmaceutical company, from 2012 to 2017. Mr. Balthaser began his career at PricewaterhouseCoopers LLP. Mr. Balthaser holds a B.S. in finance from Pennsylvania State University and a M.B.A. from Villanova University. Mr. Balthaser is a certified public accountant in Pennsylvania.

There are no arrangements or understandings between Mr. Balthaser and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Balthaser and any of the Company’s other directors or executive officers. There are no related party transactions between Mr. Balthaser and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aclaris Therapeutics, INC.

	By:	/s/ Douglas Manion
Date: November 22, 2022		Douglas Manion
President and Chief Operating Officer